Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 02:00 PM 10/28/2009 FILED 02:00 PM 10/28/2009 SRV 090971600 - 4453382 FILE
CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION of
ECOLOGIX RESOURCE GROUP, INC.

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST:    That at a meeting of the Board of Directors of Ecologix Resource Group, Inc. (the “Corporation”), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FOURTH of the Certificate of Incorporation be amended to read as follows:

"FOURTH: The number of shares authorized by the Corporation shall be 2,050,000,000 (Two Billion and Fifty Million), consisting of 2,000,000,000 (Two Billion) shares of common stock, par value of $0.0001 and 50,000,000 (Fifty Million) shares of preferred stock, par value of $0.0001 per shares."

SECOND:    That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                  That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Jason Fine, this 25th Day of October, A.D. 2009.

Jason Fine,
Authorized Officer